Exhibit 99.1

First Security Group Announces Earnings

Bank Continues Commitment to Strong Capital Position

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--October 21, 2008--First Security Group, Inc. (Nasdaq: FSGI), today announced third quarter 2008 net income of $826 thousand, compared to $3.0 million reported for the third quarter of 2007. Earnings per diluted share was $0.05, compared with $0.18 reported for third quarter 2007.

Year to date, earnings per diluted share was $0.29, compared with $0.47 for the nine months ended September 30, 2007. In 2008, the Bank has been increasing the provision for loan and lease losses due to the economic slow-down and its anticipated effect on consumers, businesses and real estate builders and developers. The year-to-date increase of $5.7 million in First Security’s provision for loan and lease losses has reduced earnings per share by $0.23.

Performance highlights included:

  Capital: First Security’s tangible capital ratio at 9.5 percent at quarter-end remained firmly above the industry threshold for well-capitalized bank holding companies.
  Loan Growth: First Security’s loan portfolio increased by 1.1 percent (4.3 percent annualized) during the third quarter of 2008.
  Expense Control: For the third quarter of 2008, First Security’s core efficiency ratio improved to 63.16 percent. From 2007 to 2008, third quarter non-interest expense was reduced by 8.1 percent.

“With the ongoing financial crisis and economic slow-down at the national level and the belt tightening at the local level, we at First Security are pleased to post another quarter of profitability,” said Rodger B. Holley, Chairman and CEO of First Security. “By all industry measures, First Security is well capitalized, and the institution remains fundamentally strong.”

Holley also noted, “We have consistently paid a dividend each quarter since inception of the program in December 2005, and we continue to focus on increasing value for our shareholders. The credit charges that First Security, and many other institutions, are facing are disappointing but not unexpected given current economic conditions. We are encouraged by the recent decline in fuel prices, and are hopeful that the economy will recover in the near term.”

For the third quarter of 2008, net interest income declined by 6.6 percent, or $830 thousand, compared to the third quarter of 2007, due to a reduction in net interest margin. First Security’s net interest margin declined to 4.13 percent for the third quarter of 2008 from 4.80 percent for the third quarter of 2007.

Non-interest income for the third quarter of 2008 declined by $37 thousand, or 1.2 percent, on a year-over-year basis to $3.1 million. Excluding gains on sale of securities, non-interest income for the third quarter of 2008 was $2.9 million, and $3.1 million for the same quarter of last year. As anticipated, total mortgage origination fees declined $61 thousand, or 15.4 percent, to $335 thousand, compared to the third quarter of 2007.

Consistent with First Security’s focus on controlling expenses, non-interest expense declined to $9.7 million in the third quarter of 2008, a reduction of 8.1 percent since the same quarter of 2007. Quarterly expense savings were achieved in a number of categories including equipment expense, professional fees, printing and supplies, as well as salaries and benefits. The number of full-time equivalent employees declined to 365 as of September 30, 2008, from 373 a year ago and 371 at year-end 2007.

First Security continues to use a proactive approach in managing credit issues. Annualized net loan charge-offs as a percentage of average loans was 0.98 percent for the three months ended September 30, 2008. Net charge-offs totaled $2.5 million, and one borrower accounted for 74 percent of net charge-offs for the quarter. Non-performing assets to total assets was 1.22 percent, and the allowance for loan losses to non-performing assets was 85.33 percent at the end of the third quarter 2008. Non-performing assets plus 90-day delinquencies to total assets, at quarter-end, was 1.39 percent. As of September 30, 2008, the allowance for loan and leases losses to total loans was 1.31 percent, compared to 1.18 percent at prior quarter end.

From third quarter 2007 through third quarter 2008, First Security’s loan balances increased by $77.4 million, or 8.2 percent, to $1.0 billion. During the quarter, loans grew $10.8 million, or 1.1 percent (4.3 percent annualized), led by increases in 1-4 family residential loans of $8.0 million, or 2.9 percent (11.5 percent annualized), multi-family loans of $5.4 million, or 31.8 percent (127.3 percent annualized), and commercial real estate loans (CRE) of $4.2 million, or 1.8 percent (7.2 percent annualized). Construction and development (C&D) loans had the largest decline with a reduction in balances of $3.7 million, or 1.8 percent (7.1 percent annualized).

First Security employs a relationship-banking approach so the loan portfolio is primarily within its footprint. The portfolio is well diversified with 27.9 percent in 1-4 family residential, 23.7 percent in CRE, 20.3 percent in C&D and 16.3 percent in commercial and industrial loans.

At September 30, 2008, total deposits were $976.5 million, an increase of $35.5 million, or 3.8 percent, compared to the end of the third quarter 2007. Total deposits increased $26.1 million, or 2.7 percent (11.0 percent annualized), from June 30, 2008. During the third quarter, First Security became a member of the Certificate of Deposit Account Registry Service® (CDARS®) network. First Security customers can make deposits of up to $50,000,000 at their local branch and receive full FDIC insurance protection. First Security uses CDARS® to place depositors’ funds into multiple certificates of deposit issued by banks in the network, while still providing the client with the convenience of one interest rate and one regular statement.

First Security maintained capital levels exceeding those for well-capitalized banks and bank holding companies under applicable regulatory guidelines. The tangible equity to tangible assets ratio as of September 30, 2008 was 9.49 percent. Stockholders’ equity at September 30, 2008 was $148.5 million.

“Even though our capital position is very strong, we are carefully examining opportunities to participate in the available programs being offered by the U.S. Treasury, including the TARP Capital Purchase Program. We are committed to banking fundamentals which, first and foremost, start with a solid equity base.”

Mr. Holley concluded, “We have the advantage of a more stable market in middle and east Tennessee and north Georgia. This region continues to attract new employers and additional jobs, and the housing market has not been anywhere near as volatile as in some areas of the U.S. We continue to diligently address the evolving economic challenges and focus on growing our core banking business to further enhance our franchise value.”

Web Cast and Conference Call Information

First Security’s executive management team will host a conference call and simultaneous web cast on Tuesday, October 21, 2008 at 3:00 PM Eastern Daylight Time to discuss third quarter results. The web cast can be accessed live on First Security’s website, www.FSGBank.com, on the Corporate Information/Investor Relations page. A replay will be available approximately two hours after the live conference call ends, and will be archived on First Security’s website for one month.

About First Security Group, Inc.

First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee with $1.3 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A., has 39 full-service banking offices along the interstate corridors of east and middle Tennessee and north Georgia. In Dalton, Georgia, FSGBank operates under the name of Dalton Whitfield Bank; along the Interstate 40 corridor in Tennessee, FSGBank operates under the name of Jackson Bank & Trust. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, internet banking (www.FSGBank.com) and equipment leasing through its wholly-owned subsidiaries, Kenesaw Leasing and J & S Leasing.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. These non-GAAP measures may also exclude other significant gains, losses or expenses that are unusual in nature and not expected to recur. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; and other factors, including risk factors, referred to from time to time in filings made by First Security with the Securities and Exchange Commission. First Security undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.

First Security Group, Inc. and Subsidiary
Consolidated Balance Sheets

	September 30,	December 31,	September 30,
(in thousands, except share data)	2008	2007	2007
	(unaudited)		(unaudited)

ASSETS
Cash & Due from Banks	$26,822	$27,394	$32,088
Federal Funds Sold and Securities Purchased under Agreements to Resell
	-	-	-
Cash and Cash Equivalents	26,822	27,394	32,088
Interest-Bearing Deposits in Bank	963	296	779
Securities Available-for-Sale	134,437	131,849	126,927
Loans Held for Sale	3,972	4,396	5,412
Loans	1,013,495	948,709	934,613
Total Loans	1,017,467	953,105	940,025
Less: Allowance for Loan and Lease Losses	13,335	10,956	10,635
	1,004,132	942,149	929,390
Premises and Equipment, net	34,289	34,751	35,360
Goodwill	27,156	27,156	27,156
Intangible Assets	2,592	3,200	3,423
Other Assets	51,622	45,160	43,342
TOTAL ASSETS	$1,282,013	$1,211,955	$1,198,465

LIABILITIES
Deposits
Noninterest-Bearing Demand	$162,631	$159,790	$164,880
Interest-Bearing Demand	62,031	62,637	60,448
Savings and Money Market Accounts	132,646	131,352	140,448
Certificates of Deposit of less than $100 thousand	256,727	259,628	268,347
Certificates of Deposit of $100 thousand or more	213,440	225,491	223,744
Brokered Deposits	149,045	63,731	83,121
Total Deposits	976,520	902,629	940,988
Federal Funds Purchased and Securities Sold under Agreements to Repurchase
	50,571	62,286	31,702
Security Deposits	2,118	2,799	3,059
Other Borrowings	92,780	80,459	58,052
Other Liabilities	11,493	16,089	16,346
Total Liabilities	1,133,482	1,064,262	1,050,147
STOCKHOLDERS' EQUITY
Common stock - $.01 par value 50,000,000 shares authorized; 16,419,883 issued as of September 30, 2008; 16,774,728 issued as of December 31, 2007; 17,274,728 issued as of September 30, 2007

	114	116	120
Paid-In Surplus	111,927	114,631	119,466
Unallocated ESOP Shares	(3,856)	(4,310)	(4,515)
Retained Earnings	36,487	34,279	32,027
Accumulated Other Comprehensive Gain	3,859	2,977	1,220
Total Stockholders' Equity	148,531	147,693	148,318
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,282,013	$1,211,955	$1,198,465

First Security Group, Inc. and Subsidiary
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per share amounts)	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME
Loans, including fees	$17,505	$20,086	$53,616	$57,551
Debt Securities - taxable	1,149	1,027	3,410	3,397
Debt Securities - non-taxable	395	403	1,184	1,218
Other	9	44	41	102
Total Interest Income	19,058	21,560	58,251	62,268

INTEREST EXPENSE
Interest Bearing Demand Deposits	69	158	262	415
Savings Deposits and Money Market Accounts	548	814	1,754	2,363
Certificates of Deposit of less than $100 thousand	2,525	3,359	8,202	9,765
Certificates of Deposit of $100 thousand or more	2,206	2,905	7,242	8,286
Brokered Deposits	1,114	961	2,941	2,796
Other	900	837	3,223	2,022
Total Interest Expense	7,362	9,034	23,624	25,647

NET INTEREST INCOME	11,696	12,526	34,627	36,621
Provision for Loan and Lease Losses	3,960	576	7,091	1,409
NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES
	7,736	11,950	27,536	35,212

NONINTEREST INCOME
Service Charges on Deposit Accounts	1,338	1,371	3,950	3,812
Gain / (Loss) on Sales of Available-for-Sale Securities, net	146	-	146	(168)
Other-than-Temporary Impairment of Securities	-	-	-	(584)
Other	1,573	1,723	4,911	4,902
Total Noninterest Income	3,057	3,094	9,007	7,962

NONINTEREST EXPENSE
Salaries and Employee Benefits	5,105	5,930	16,629	17,575
Expense on Premises and Fixed Assets, net of rental income	1,583	1,769	4,970	5,095
Other	3,017	2,857	8,433	8,297
Total Noninterest Expense	9,705	10,556	30,032	30,967

INCOME BEFORE INCOME TAX PROVISION	1,088	4,488	6,511	12,207
Income Tax Provision	262	1,466	1,838	3,943
NET INCOME	$826	$3,022	$4,673	$8,264

NET INCOME PER SHARE:
Net Income Per Share - basic	$0.05	$0.18	$0.29	$0.48
Net Income Per Share - diluted	$0.05	$0.18	$0.29	$0.47
Dividends Declared Per Common Share	$0.05	$0.05	$0.15	$0.15

First Security Group, Inc. and Subsidiary
Consolidated Financial Highlights
(unaudited)

	(in thousands, except per share amounts and full-time equivalent employees)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	Year-to-Date	Year-to-Date
	2008	2008	2008	2007	2007	September 30, 2008	September 30, 2007

Earnings:
Net interest income	$11,696	$11,416	$11,515	$12,301	$12,526	$34,627	$36,621
Provision for loan and lease losses	$3,960	$1,953	$1,178	$746	$576	$7,091	$1,409
Non-interest income	$3,057	$2,996	$2,954	$3,338	$3,094	$9,007	$7,962
Non-interest expense	$9,705	$10,263	$10,064	$10,474	$10,556	$30,032	$30,967
Net income	$826	$1,604	$2,243	$3,092	$3,022	$4,673	$8,264

Per Share Data:
Net income, basic	$0.05	$0.10	$0.14	$0.19	$0.18	$0.29	$0.48
Net income, diluted	$0.05	$0.10	$0.14	$0.18	$0.18	$0.29	$0.47
Cash dividends declared	$0.05	$0.05	$0.05	$0.05	$0.05	$0.15	$0.15
Book value	$9.05	$8.95	$9.13	$8.80	$8.59	$9.05	$8.59
Tangible book value	$7.23	$7.13	$7.30	$6.99	$6.82	$7.23	$6.82

Performance Ratios:
Return on average assets	0.26%	0.51%	0.73%	1.03%	1.03%	0.50%	0.96%
Return on average equity	2.22%	4.30%	6.02%	8.37%	8.27%	4.18%	7.54%
Return on average tangible assets	0.27%	0.52%	0.75%	1.05%	1.05%	0.51%	0.98%
Return on average tangible equity	2.78%	5.38%	7.55%	10.54%	10.48%	5.24%	9.57%
Net interest margin, taxable equivalent	4.13%	4.12%	4.30%	4.61%	4.80%	4.18%	4.86%
Efficiency ratio	65.78%	71.21%	69.56%	66.97%	67.58%	68.83%	69.46%
Core efficiency ratio (1)	63.16%	68.61%	67.20%	60.55%	64.68%	66.32%	65.23%
Non-interest income to net interest income and non-interest income	20.72%	20.79%	20.42%	21.34%	19.81%	20.64%	17.86%

Capital & Liquidity:
Total equity to total assets	11.59%	11.56%	12.05%	12.19%	12.38%	11.59%	12.38%
Tangible equity to tangible assets	9.49%	9.43%	9.87%	9.93%	10.08%	9.49%	10.08%
Total loans to total deposits	104.19%	105.92%	104.48%	105.59%	99.90%	104.19%	99.90%

Asset Quality:
Net charge-offs	$2,474	$1,405	$815	$419	$298	$4,694	$710
Net loans charged-off to average loans, annualized	0.98%	0.56%	0.34%	0.18%	0.13%	0.63%	0.11%
Non-accrual loans	$8,773	$6,845	$5,047	$3,372	$1,687	$8,773	$1,687
Other real estate owned	$5,561	$4,605	$3,510	$2,452	$2,646	$5,561	$2,646
Repossessed assets	$1,293	$1,539	$1,641	$1,834	$2,489	$1,293	$2,489
Non-performing assets (NPA)	$15,627	$12,989	$10,198	$7,658	$6,822	$15,627	$6,822
NPA to total assets	1.22%	1.02%	0.82%	0.63%	0.57%	1.22%	0.57%
Loans 90 days past due	$2,250	$785	$1,473	$2,289	$585	$2,250	$585
NPA + loans 90 days past due to total assets	1.39%	1.08%	0.94%	0.82%	0.62%	1.39%	0.62%
Allowance for loan and lease losses to total loans	1.31%	1.18%	1.16%	1.15%	1.13%	1.31%	1.13%
Allowance for loan and lease losses to NPA	85.33%	91.27%	110.93%	143.07%	155.89%	85.33%	155.89%

Period End Balances:
Loans	$1,017,467	$1,006,705	$977,396	$953,105	$940,025	$1,017,467	$940,025
Intangible assets	$29,748	$29,922	$30,131	$30,356	$30,579	$29,748	$30,579
Assets	$1,282,013	$1,270,752	$1,247,669	$1,211,955	$1,198,465	$1,282,013	$1,198,465
Deposits	$976,520	$950,461	$935,518	$902,629	$940,988	$976,520	$940,988
Stockholders' equity	$148,531	$146,954	$150,289	$147,693	$148,318	$148,531	$148,318
Common stock market capitalization	$120,194	$91,624	$149,411	$150,640	$172,750	$120,194	$172,750
Full-time equivalent employees	365	369	366	371	373	365	373
Shares outstanding	16,420	16,420	16,455	16,775	17,275	16,420	17,275

Average Balances:
Loans	$1,011,609	$999,859	$966,004	$950,640	$926,216	$992,563	$888,934
Intangible assets	$29,830	$30,034	$30,256	$30,475	$30,708	$30,039	$30,960
Earning assets	$1,146,650	$1,135,027	$1,099,190	$1,080,278	$1,053,908	$1,127,030	$1,027,745
Assets	$1,275,353	$1,259,203	$1,224,678	$1,204,038	$1,178,298	$1,253,052	$1,152,823
Deposits	$950,473	$935,899	$893,838	$926,149	$934,034	$926,800	$924,044
Stockholders' equity	$148,824	$149,316	$149,015	$147,832	$146,101	$149,040	$146,062
Shares outstanding, basic - wtd	16,065	16,052	16,144	16,585	16,901	16,087	17,085
Shares outstanding, diluted - wtd	16,159	16,237	16,334	16,849	17,223	16,243	17,447

(1) In accordance with SNL Financial practice, the core efficiency ratio is calculated on a fully tax equivalent basis excluding certain non-cash items, such as amortization of intangibles, gains or losses on investment securities and gains, losses and write-downs on foreclosed and repossessed properties.

Non-GAAP Reconciliation Table

	(in thousands, except per share data)

	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	Year-to-Date	Year-to-Date
	2008	2008	2008	2007	2007	September 30, 2008	September 30, 2007

Return on average assets	0.26%	0.51%	0.73%	1.03%	1.03%	0.50%	0.96%
Effect of intangible assets	0.01%	0.01%	0.02%	0.02%	0.02%	0.01%	0.02%
Return on average tangible assets	0.27%	0.52%	0.75%	1.05%	1.05%	0.51%	0.98%

Return of average equity	2.22%	4.30%	6.02%	8.37%	8.27%	4.18%	7.54%
Effect of intangible assets	0.56%	1.08%	1.53%	2.17%	2.21%	1.06%	2.03%
Return on average tangible equity	2.78%	5.38%	7.55%	10.54%	10.48%	5.24%	9.57%

Total equity to total assets	11.59%	11.56%	12.05%	12.19%	12.38%	11.59%	12.38%
Effect of intangible assets	-2.10%	-2.13%	-2.18%	-2.26%	-2.30%	-2.10%	-2.30%
Tangible equity to tangible assets	9.49%	9.43%	9.87%	9.93%	10.08%	9.49%	10.08%

Efficiency ratio	65.78%	71.21%	69.56%	66.97%	67.58%	68.83%	69.46%
Effect of non-cash items	-1.62%	-1.49%	-1.27%	-5.46%	-1.91%	-1.45%	-3.18%
Effect of net interest income, tax equivalent adjustment	-1.00%	-1.11%	-1.09%	-0.96%	-0.99%	-1.06%	-1.05%
Core efficiency ratio	63.16%	68.61%	67.20%	60.55%	64.68%	66.32%	65.23%

Per Share Data
Book value	$9.05	$8.95	$9.13	$8.80	$8.59	$9.05	$8.59
Effect of intangible assets	(1.82)	(1.82)	(1.83)	(1.81)	(1.77)	(1.82)	(1.77)
Tangible book value	$7.23	$7.13	$7.30	$6.99	$6.82	$7.23	$6.82

Supplemental Data	(in thousands)

Allowance for loan and lease losses	$13,335	$11,855	$11,313	$10,956	$10,635	$13,335	$10,635
Net interest income, tax equivalent	$11,924	$11,646	$11,749	$12,541	$12,761	$35,309	$37,338
Amortization of intangibles	$175	$209	$225	$223	$243	$609	$762
(Gain)/Loss on sales of available-for-sale securities, net	$(146)	$-	$-	$-	$-	$(146)	$168
Other-than-temporary impairment of securities	$-	$-	$-	$-	$-	$-	$584
Gain on sales of foreclosed and repossessed property, leased equipment, premises and equipment and loans	$(169)	$(213)	$(97)	$(508)	$(210)	$(479)	$(466)
Losses on sales of foreclosed and repossessed property and premises and equipment	$158	$28	$14	$370	$156	$200	$171
Write-downs on foreclosed and repossessed property	$109	$126	$10	$574	$38	$245	$297
Mortgage loan and related fees	$335	$413	$523	$352	$396	$1,271	$1,242

CONTACT:
First Security Group, Inc.
Rodger B. Holley, 423-308-2080
Chairman & CEO
rholley@FSGBank.com
or
William L. (Chip) Lusk, Jr., 423-308-2070
EVP & CFO
clusk@FSGBank.com